Exhibit 10.1

KATALYST SECURITIES LLC

1330 AVENUE OF THE AMERICAS, 14TH FLOOR

NEW YORK, NY 10019

Member:  FINRA & SIPC

PLACEMENT AGENCY AGREEMENT

June 21, 2016

Enumeral Biomedical Holdings, Inc.

200 Cambridge Park Drive, Suite 2000

Cambridge, MA 02140

Re:	Private placement offering of 12% Senior Secured Promissory Notes

To Whom It May Concern:

This Placement Agency Agreement (“Agreement”) sets forth the terms upon which Katalyst Securities LLC, a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”) (hereinafter referred to as “Katalyst” or the “Placement Agent”), shall be engaged by Enumeral Biomedical Holdings, Inc., a publicly traded Delaware corporation (hereinafter referred to as the “Company”), to act as exclusive Placement Agent in connection with the private placement (the “Offering”) of the 12% Senior Secured Promissory Notes of the Company (the “Bridge Notes”). The initial closing of the Offering will be conditioned upon acceptance of subscriptions for the Minimum Amount (as defined in Section 1(a) below). Capitalized terms used in this Agreement which are defined herein, shall have the meanings given to them in the Subscription Agreement and/or Bridge Note for the Offering.

1.	Appointment of Placement Agent.

(a)          On the basis of the written and documented representations and warranties of the Company provided herein, and subject to the terms and conditions set forth herein, the Placement Agent is hereby appointed as an exclusive Placement Agent of the Company during the Offering Period (as defined in Section 1(b) below) to assist the Company in finding qualified subscribers for the Offering. The Placement Agent may assist the Company to sell the Bridge Notes through other broker-dealers who are FINRA members (collectively, the “Sub Agents”) and may reallow all or a portion of the Placement Agent Fees (as defined in Section 3(b) below) it receives to such other Sub Agents or pay a finders or consultant fee to such other Sub Agents as allowed by applicable law, provided, however, that the engagement of any such Sub Agent will be subject to the written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed and shall be provided within two business days of the Company’s receipt of notice. On the basis of such representations and warranties and subject to such terms and conditions, the Placement Agent hereby accepts such appointment and agrees to perform the services hereunder diligently and in good faith and in a professional and businesslike manner and in compliance with applicable law and to use its reasonable best efforts to assist the Company in finding subscribers for the Bridge Notes who qualify as “accredited investors,” as such term is defined in Rule 501(a) of Regulation D (as defined in Section 1(c) below). The Placement Agent has no obligation to purchase any of the Bridge Notes or sell any Bridge Notes. Unless sooner terminated in accordance with this Agreement, the engagement of the Placement Agent hereunder shall continue until the later of the Termination Date (as defined in Section 1(b) below) or the Final Closing (as defined in Section 4(e) below). The Offering is currently anticipated to be the private placement of a minimum of net proceeds of Two Million Dollars ($2,000,000) (the “Minimum Amount”) and a maximum of net proceeds of Three Million Dollars ($3,000,000) (the “Maximum Amount”) through the sale of the Bridge Notes. Net proceeds shall mean gross proceeds less the Placement Agent Cash Fees and Placement Agent Expenses. In the event the Offering is oversubscribed, the Company, with the consent of the Placement Agent, may sell up to an additional Five Hundred Thousand Dollars ($500,000) of net proceeds from the sale of Bridge Notes. The offering price per Bridge Note is par (100%). The minimum subscription is Fifty Thousand Dollars ($50,000), provided, however, that subscriptions in lesser amounts may be accepted by the Company in its sole discretion.

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The Bridge Notes will be an obligation of the Company that will accrue interest from the date of issuance through the date of repayment at the rate of twelve percent (12%) per annum and will mature on the date that is twelve (12) months from the date of issuance, subject to acceleration as described below. Interest on the Bridge Notes shall be payable commencing September 1, 2016 and monthly thereafter in shares of the Common Stock except as otherwise provided in the Bridge Notes.

The Bridge Notes will be secured by a security interest in and lien on all now owned or hereafter acquired Intellectual Property of the Company and its subsidiaries, pursuant to the Security Agreement by and between the Company and the subscribers in the Offering (the “Security Agreement”). Except as otherwise provided in the Bridge Notes, the security interest in and liens on all Intellectual Property of the Company and its subsidiaries will be a first priority security interest and will be senior to all existing and future indebtedness of the Company.

The maturity date of the Bridge Notes is subject to acceleration in the event of a Qualified Offering or Non-Qualified Offering, as such terms are defined in the Bridge Notes.

(b)          The Placement Agent is engaged to raise a net Minimum Amount of Two Million Dollars ($2,000,000) and a net Maximum Amount of Three Million Dollars ($3,000,000) of Bridge Notes, on a reasonable best efforts basis. In the event the Offering is oversubscribed, the Company with the consent of the Placement Agent, may sell up to an additional net amount of Five Hundred Thousand Dollars ($500,000) in Bridge Notes. The Company agrees and acknowledges that the Placement Agent is not acting as an underwriter with respect to the Offering and the Company shall determine the purchasers in the Offering in its sole discretion. The Bridge Notes will be offered by the Company to potential subscribers, which may include related parties of the Placement Agent or the Company, until the earlier of (a) such time as the Maximum Amount, plus any discretionary over-allotment amounts, are sold or (b) July 22, 2016, subject to a fifteen (15) day extension if agreed to by the Company and the Placement Agent (the “Offering Period”). The date on which the Offering is terminated shall be referred to as the “Termination Date”. The closing of the Offering may be held up to ten days after the Termination Date.

(c)          The Company shall only offer securities to and accept subscriptions from or sell Bridge Notes to, persons or entities that qualify as (or are reasonably believed to be) “accredited investors,” as such term is defined in Rule 501(a) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), or to persons or entities that are not a “U.S. Persons” as that term is defined in Rule 902(k) of Regulation S (“Regulation S”) as promulgated by the SEC under the Act.

(d)          The offering of Bridge Notes will be made by the Placement Agent on behalf of the Company solely pursuant to the Subscription Agreement by and between the Company and the subscribers in the Offering (the “Subscription Agreement”) and the Exhibits to the Subscription Agreement, including, but not limited to, and to the extent applicable, the Summary Term Sheet (the “Summary Term Sheet”), the Security Agreement, the Bridge Note, and any amendments, supplements and additions thereto (collectively, the “Subscription Documents”), which at all times will be in form and substance reasonably acceptable to the Company and the Placement Agent and their respective counsel and contain such legends and other information as the Company and the Placement Agent and their respective counsel, may, from time to time, deem necessary and desirable to be set forth therein.

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(e)          With respect to the Offering, the Company shall provide the Placement Agent, on terms set forth herein, the right to offer and sell all of the available Bridge Notes being offered during the Offering Period. It is understood that no sale shall be regarded as effective unless and until accepted by the Company. The Company may, in its sole discretion, accept or reject, in whole or in part, any prospective investment in the Bridge Notes or allot to any prospective subscriber less than the principal amount of Bridge Notes that such subscriber desires to purchase. Purchases of Bridge Notes may be made by the Placement Agent and its selected Sub Agents and their respective officers, directors, employees and affiliates and by the officers, directors, employees and affiliates of the Company (collectively, the “Affiliates”) for the Offering and such purchases will be made by the Affiliates based solely upon the same information that is provided to the investors in the Offering.

2.	Representations, Warranties and Covenants.

A.           Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to the Placement Agent that, unless and except as otherwise set forth in the Company’s SEC Filings (as defined in Section 2(A)(b) below) immediately prior to the Closing Date or subsequent Closing Date, as applicable (as defined in Section 4(e) below), each of the representations and warranties contained in this Section 2 is true in all respects as of the date hereof and will be true in all respects as of the Closing Date and any subsequent Closing Dates. In addition to the representations and warranties set forth herein, the Placement Agent shall be entitled to rely upon the representations and warranties made or given by the Company to any acquirer of Bridge Notes in the Offering in any agreement, certificate, or legal opinion in connection with an Offering. For purposes of this Section 2(A), the term Company includes all of the Company’s subsidiaries (if any).

(a)          The Subscription Documents have been and/or will be prepared in conformity with all applicable laws, and in compliance with Regulation D, Section 4(a)(2) of the Act and/or Regulation S and the requirements of all other rules and regulations (the “Regulations”) of the SEC relating to offerings of the type contemplated by the Offering, and the applicable securities laws and the rules and regulations of those jurisdictions wherein the Placement Agent notifies the Company that the Bridge Notes are to be offered and sold (excluding any foreign jurisdiction, other than Canada, unless the Placement Agent provides the Company with reasonable advance notice of the offer and sale of the Bridge Notes in such foreign jurisdictions). The Bridge Notes will be offered and sold pursuant to the registration exemption provided by Rule 506(b) of Regulation D, Section 4(a)(2) of the Act and Regulation S as a transaction not involving a public offering and the requirements of any other applicable state or Canadian securities laws and the respective rules and regulations thereunder in those United States and Canadian jurisdictions in which the Placement Agent notifies the Company that the Bridge Notes are being offered for sale. None of the Company, its affiliates, or any person acting on its or their behalf (other than the Placement Agent, its respective affiliates or any person acting on their behalf, in respect of which no representation is made) has taken nor will it take any action that conflicts with the conditions and requirements of, or that would make unavailable with respect to the Offering, the exemption(s) from registration available pursuant to Rule 506(b) of Regulation D, Section 4(a)(2) of the Act and/or Regulation S and applicable state securities laws, or knows of any reason why any such exemption would be otherwise unavailable to it. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration under the Act of the issuance of the Bridge Notes, Placement Agent Warrants (as defined in Section 3(b) below), the Placement Agent Warrants Shares (as defined in Section 3(b) below) or the shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), that may be issued to subscribers upon the maturity of the Bridge Notes. None of the Company, its predecessors or affiliates has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failing to comply with Rule 503 of Regulation D or the equivalent state securities law requirements. The Company has not, for a period of six months prior to the commencement of the offering of Bridge Notes, sold, offered for sale or solicited any offer to buy any of its securities in a manner that would be integrated with the offer and sale of the Bridge Notes pursuant to this Agreement, would cause the exemption from registration set forth in Rule 506(b) of Regulation D and state securities laws to become unavailable with respect to the offer and sale of the Bridge Notes to this Agreement in the United States. The Common Stock is currently traded on the OTCQB (the “Principal Market”). The Company has taken no action designed to, or likely to have the effect of, terminating the quotation of the Common Stock on the Principal Market. The Company, on the Closing Date (as defined in Section 4(e) below), will be in compliance with all of the then-applicable requirements for continued quotation of the Common Stock on the Principal Market.

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(b)          The Subscription Documents, as of the date prepared by the Company, will not and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company, none of the statements, documents, certificates or other items made, prepared or supplied by the Company with respect to the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made. There is no fact which the Company has not disclosed in the Subscription Documents or which is not disclosed in the filings (the “SEC Filings”) that the Company makes with the SEC and of which the Company is aware that materially adversely affects or that could reasonably be expected to have a material adverse effect on the (i) assets, liabilities, results of operations, condition (financial or otherwise), business or business prospects of the Company or (ii) ability of the Company to perform its obligations under this Agreement and the other Subscription Documents (the “Company Material Adverse Effect”). Notwithstanding anything to the contrary herein, the Company makes no representation or warranty with respect to any estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans) that may have been delivered to the Placement Agent or its respective representatives, except that such estimates, projections and other forecasts and plans have been prepared in good faith on the basis of assumptions stated therein, which assumptions were believed to be reasonable at the time of such preparation. Other than the Company’s SEC Filings, the Company has not distributed and will not distribute prior to the Closing any offering material in connection with the offering and sale of the Bridge Notes, unless such offering materials are provided to the Placement Agent prior to or simultaneously with such delivery to the offerees of the Bridge Notes.

(c)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted by the Company or the property owned or leased by the Company requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to conduct its business as presently conducted and as proposed to be conducted (as described in the Subscription Documents and/or the SEC Filings), has all the necessary and requisite documents and approvals from all state authorities, has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Subscription Agreement, the Bridge Note, the Security Agreement, substantially in the form made part of the Subscription Documents and the other agreements, if any, contemplated by the Offering (this Agreement, the Subscription Agreement, the Security Agreement and the other agreements contemplated hereby that the Company is required to execute and deliver to the Placement Agent or the purchasers in the Offering are collectively referred to herein as the “Company Transaction Documents”) and has received all necessary Board and stockholder approvals, to issue, sell and deliver the Bridge Notes and the Common Stock underlying the Placement Agent Warrants (the “Placement Agent Warrant Shares”) issuable upon exercise of the Placement Agent Warrants (as defined in Section 3(b) below) and to make the representations in this Agreement accurate and not misleading. Prior to the First Closing (as defined in Section 4(e) below), each of the Company Transaction Documents and the Offering will have been duly authorized. This Agreement has been duly authorized, executed and delivered and constitutes, and each of the other Company Transaction Documents, upon due execution and delivery, will constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect related to laws affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and except that no representation is made herein regarding the enforceability of the Company’s obligations to provide indemnification and contribution remedies under the securities laws and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

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(d)          None of the execution and delivery of or performance by the Company under this Agreement or any of the other Company Transaction Documents or the consummation of the transactions contemplated by this Agreement or by the Subscription Documents (including the issuance and sale of the Bridge Notes, the issuance of shares of Common Stock, if any, representing payments of principal and interest on the Bridge Notes (the “Repayment Shares”), the issuance of the Placement Agent Warrants or, upon exercise of the Placement Agent Warrants, the issuance and sale of the Placement Agent Warrants Shares), conflicts with or violates, or causes a default under (with our without the passage of time or the giving of notice), or will result in the creation or imposition of, any lien, charge or other encumbrance upon any of the assets of the Company under any agreement, evidence of indebtedness, joint venture, commitment or other instrument to which the Company is a party or by which the Company or its assets may be bound, any statute, rule, law or governmental regulation applicable to the Company, or any term of the Company’s Certificate of Incorporation as in effect on the date hereof or any Closing Date (as defined in Section 4(e) below) for the Offering (the “Certificate of Incorporation”) or By-Laws as in effect on the date hereof or any Closing Date for the Offering (the “By-Laws”) of the Company, or any license, permit, judgment, decree, order, statute, rule or regulation applicable to the Company or any of its assets, except in the case of a conflict, violation, lien, charge or other encumbrance (except with respect to the Company’s Certificate of Incorporation or By-Laws) which would not, or could not reasonably be expected to, have a Company Material Adverse Effect. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body is required for the execution and delivery of this Agreement by the Company and the valid issuance or sale of the Bridge Notes, the Repayment Shares, the Placement Agent Warrants and, upon exercise of the Placement Agent Warrants, the Placement Agent Warrants Shares by the Company pursuant to this Agreement, other than such as have been made or obtained and that remain in full force and effect, and except for the filing of a Form D or any filings required to be made under state or foreign securities laws, which shall be timely filed by the Company. Registration rights shall apply to the Repayment Shares, if any, following the closing of a Qualified Offering or Non-Qualified Offering as such terms are defined in the Subscription Agreement.

(e)          The Company’s financial statements, together with the related notes, if any, included in the Company’s SEC Filings, present fairly, in all material respects, the financial position of the Company as of the dates specified and the results of operations for the periods covered thereby. Such financial statements and related notes were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited financial statements omit full notes, and except for normal year-end adjustments. If the financials for the Company are unaudited financial statements, it will state such clearly on the financials. During the period of engagement of the Company’s independent certified public accountants, there have been no disagreements between the accounting firm and the Company on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures. The Company has made and kept books and records and accounts which are in reasonable detail and which fairly and accurately reflect the activities of the Company in all material respects, subject only to year-end adjustments. Except as set forth in such financial statements or otherwise disclosed in the Company Transaction Documents, the Company’s senior management has no knowledge of any material liabilities of any kind, whether accrued, absolute or contingent, or otherwise, and subsequent to the date of the Company Transaction Documents and prior to the date of the First Closing, it shall not enter into any material transactions or commitments without promptly thereafter notifying the Placement Agent and the purchasers in the Offering in writing of any such material transaction or commitment. The other financial and statistical information with respect to the Company and any pro forma information and related notes included in the SEC Filings present fairly the information shown therein on a basis consistent with the financial statements of the Company included in the SEC Filings. Except as disclosed in the Subscription Documents, the Company does not know of any facts, circumstances or conditions which could materially adversely affect its operations, earnings or prospects that have not been fully disclosed in the financial statements appearing in the SEC Filings or other financial statements appearing in the SEC Filings or other documents or information provided by the Company.

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(f)          Immediately prior to the First Closing, the issuance of the Bridge Notes, Repayment Shares, Placement Agent Warrants and the Placement Agent Warrants Shares will have been duly authorized and, when issued and delivered against payment therefor as provided in the Company Transaction Documents, will be validly issued, fully paid and nonassessable. No holder of any of the Bridge Notes, Repayment Shares, Placement Agent Warrants and Placement Agent Warrants Shares will be subject to personal liability solely by reason of being such a holder, and, except as described in the Subscription Documents or the Company’s SEC Filings, none of the Bridge Notes, Repayment Shares, Placement Agent Warrants or Placement Agent Warrants Shares may be subject to preemptive or similar rights of any stockholder or security holder of the Company or an adjustment under the antidilution or exercise rights of any holders of any outstanding shares of capital stock, options, warrants or other rights to acquire any securities of the Company. The Company makes no representation or warranty as to the applicability to this Offering of the anti-dilution protection provisions contained in the transaction documents for the Company’s July 2014 private placement offering. At such time that the Placement Agent Warrants are issued, a sufficient number of authorized but unissued shares of Common Stock underlying the Placement Agent Warrants will have been reserved for issuance upon the conversion and exercise.

(g)          Except as described in the Subscription Documents and/or the Company’s SEC Filings, and as of the date of each Closing: (i) there will be no outstanding options, stock subscription agreements, warrants or other rights permitting or requiring the Company or others to purchase or acquire any shares of capital stock or other equity securities of the Company or to pay any dividend or make any other distribution in respect thereof; (ii) there will be no securities issued or outstanding which are convertible into or exchangeable for any of the foregoing and there are no binding contracts, commitments or understandings, whether or not in writing, to issue or grant any such option, warrant, right or convertible or exchangeable security; (iii) no Bridge Notes of the Company or other securities of the Company are reserved for issuance for any purpose; (iv) there will be no voting trusts or other binding contracts, commitments, understandings, arrangements or restrictions of any kind with respect to the ownership, voting or transfer of shares of stock or other securities of the Company, including, without limitation, any preemptive rights, rights of first refusal, proxies or similar rights, and (v) no person prior to the execution of this Agreement by the Company holds a right to require the Company to register any securities of the Company under the Act or to participate in any such registration. Immediately prior to the First Closing, the issued and outstanding shares of capital stock of the Company will conform in all material respects to all statements in relation thereto contained in the Company Transaction Documents and the Company’s SEC Filings describe all material terms and conditions thereof. All issuances by the Company of its securities have been issued pursuant to either a current effective registration statement under the 1933 Act or an exemption from registration requirements under the Act, and were issued in accordance with any applicable Federal and state securities laws.

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(h)          The Company’s subsidiaries, if any, are duly incorporated or organized, validly existing and in good standing under the laws of their jurisdiction of incorporation or organization and have all requisite power and authority to carry on their business as now conducted. Such subsidiaries are duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on their respective business or properties. All of the outstanding capital stock or other voting securities of such subsidiaries are owned by the Company, directly or indirectly, free and clear of any liens, claims, or encumbrances. The conduct of business by the Company as presently and proposed to be conducted is not subject to continuing oversight, supervision, regulation or examination by any governmental official or body of the United States, or any other jurisdiction wherein the Company conducts or proposes to conduct such business, except as described in the Subscription Documents and/or the Company’s SEC Filings and except as such regulation is applicable to US public companies and commercial enterprises generally. The Company has obtained all material licenses, permits and other governmental authorizations necessary to conduct its business as presently conducted. The Company has not received any notice of any violation of, or noncompliance with, any federal, state, local or foreign laws, ordinances, regulations and orders (including, without limitation, those relating to environmental protection, occupational safety and health, securities laws, equal employment opportunity, consumer protection, credit reporting, “truth-in-lending”, and warranties and trade practices) applicable to its business, the violation of, or noncompliance with, would have a Company Material Adverse Effect, and the Company knows of no facts or set of circumstances which could give rise to such a notice.

(i)          Except as described in the Subscription Documents and/or the Company’s SEC Filings, no default by the Company or, to the knowledge of the Company, any other party, exists in the due performance under any material agreement to which the Company is a party or to which any of its assets is subject (collectively, the “Company Agreements”). The Company Agreements, if any, disclosed in the Subscription Documents and/or the Company’s SEC Filings are the only material agreements to which the Company is bound or by which its assets are subject, are accurately described in the Subscription Documents and/or the Company’s SEC Filings and are in full force and effect in accordance with their respective terms, subject to any applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally and to general equitable principles and the availability of specific performance.

(j)          Subsequent to the respective dates as of which information is given in the Subscription Documents, the Company has operated its business in the ordinary course and, except as may otherwise be set forth in the Subscription Documents or the Company’s SEC Filings, there has been no: (i) Company Material Adverse Effect; (ii) material transaction otherwise than in the ordinary course of business consistent with past practice; (iii) issuance of any securities (debt or equity) or any rights to acquire any such securities other than pursuant to equity incentive plans approved by its Board of Directors; (iv) damage, loss or destruction, whether or not covered by insurance, with respect to any material asset or property of the Company; or (v) agreement to permit any of the foregoing.

(k)          Except as set forth in the Subscription Documents and/or the Company’s SEC Filings, there are no actions, suits, claims, hearings or proceedings pending before any court or governmental authority or, to the knowledge of the Company, threatened, against the Company, or involving its assets or any of its officers or directors (in their capacity as such) which, (i) if determined adversely to the Company or such officer or director, could reasonably be expected to have a Company Material Adverse Effect or adversely affect the transactions contemplated by this Agreement or the Company Transaction Documents or the enforceability hereof or (ii) would be required to be disclosed in the Company’s Annual Report on Form 10-K under the requirements of Item 103 of Regulation S-K. The Company is not subject to any injunction, judgment, decree or order of any court, regulatory body, arbitral panel, administrative agency or other government body.

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(l)          The Certificate of Incorporation and By-laws of the Company, in each case filed as exhibits to the SEC Filings, are true, correct and complete copies of the certificate of incorporation and bylaws of the Company, as in effect on the date hereof. Any subsequent amendments to the certificate of incorporation or bylaws will be provided promptly to the Placement Agent and investors in the Offering. The Company is not: (i) in violation of its Certificate of Incorporation or By-Laws; (ii) in default of any contract, indenture, mortgage, deed of trust, note, loan agreement, security agreement, lease, alliance agreement, joint venture agreement or other agreement, license, permit, consent, approval or instrument to which the Company is a party or by which it is or may be bound or to which any of its assets may be subject, the default of which could reasonably be expected to have a Company Material Adverse Effect; (iii) in violation of any statute, rule or regulation applicable to the Company, the violation of which would have a Company Material Adverse Effect; or (iv) in violation of any judgment, decree or order of any court or governmental body having jurisdiction over the Company and specifically naming the Company, which violation or violations individually, or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(m)          Except as disclosed in the Subscription Documents and/or the Company’s SEC Filings, as of the date of this Agreement, no current or former stockholder, director, officer or employee of the Company, nor, to the knowledge of the Company, any affiliate of any such person is presently, directly or indirectly through his/her affiliation with any other person or entity, a party to any loan from the Company or any other transaction (other than as an employee) with the Company.

(n)          The Company is not obligated to pay, and has not obligated the Placement Agent to pay, a finder’s or origination fee in connection with the Offering other than to the Placement Agent under this Agreement, and hereby agrees to indemnify the Placement Agent from any such claim made by any other person as more fully set forth in Section 8 hereof. The Company has not offered for sale or solicited offers to purchase the Bridge Notes except for negotiations with the designated Placement Agent. Except as set forth in the Subscription Documents, no other person has any right to participate in any offer, sale or distribution of the Company’s securities to which the Placement Agent’s rights, described herein, shall apply.

(o)          Until the earlier of (i) the Termination Date or (ii) the Final Closing (as defined in Section 4(e) below), the Company will not issue any press release, grant any interview, or otherwise communicate with the media in any manner whatsoever with respect to the Offering without the Placement Agent’s prior written consent, which consent will not unreasonably be withheld, conditioned or delayed, and subject to any applicable laws and regulations.

(p)          No representation or warranty contained in Section 2(A) of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading in the context of such representations and warranties. The Placement Agent shall be entitled to rely on such representations and warranties.

(q)          No consent, authorization or filing of or with any court or governmental authority is required in connection with the issuance or the consummation of the transactions contemplated herein or in the other Company Transaction Documents, except for required filings with the SEC and the applicable state securities commissions relating specifically to the Offering (all of which filings will be duly made by, or on behalf of, the Company), and those which are required to be made after the First Closing (as defined in Section 4(e) below) (all of which will be duly made on a timely basis).

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(r)          Neither the sale of the Bridge Notes by the Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, nor any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, the Company is not (a) a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) a person who engages in any dealings or transactions, or be otherwise associated, with any such person. The Company and its subsidiaries, if any, are in compliance, in all material respects, with the USA Patriot Act of 2001 (signed into law October 26, 2001). Each of the Company, and to its knowledge, its affiliates and any of their respective officers, directors, supervisors, managers, agents, or employees, has not violated, and its participation in the offering will not violate, any of the following laws: (a) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other law, rule or regulation of similar purposes and scope, (b) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 US. Code section 1956 and 1957, the Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder or (c) laws and regulations imposing U.S. economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the United Nations Participation Act and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder. Neither the Company nor, to its knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(s)          None of Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the Offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i)–(viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) or has been involved in any matter which would be a Disqualification Event except for the fact that it occurred before September 23, 2013. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Placement Agent a copy of any disclosures provided thereunder.

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(t)          The Company is not aware of any person (other than any Issuer Covered Person or Placement Agent Covered Person (as defined below)) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any the Bridge Notes. For purposes of this subsection, Placement Agent Covered Person shall mean Katalyst Securities LLC, or any of its directors, executive officers, general partners, managing members or other officers participating in the Offering.

(u)          The Company will promptly notify the Placement Agent in writing prior to the Closing Date (as defined in Section 4(e) below) of (A) any Disqualification Event relating to any Issuer Covered Person and (B) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

(v)         The authorized capital stock of the Company as of the First Closing (as defined in Section 4(e) below) will be as set forth in the Company’s SEC Filings. All issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities, and, except as disclosed in the Company’s SEC Filings, have been issued and sold in compliance with the registration requirements of federal and state securities laws or the applicable statutes of limitation have expired. Except as set forth in the Company’s SEC Filings, there are no (i) outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company or its subsidiaries is a party and relating to the issuance or sale of any capital stock or convertible or exchangeable security of the Company; or (ii) obligations of the Company to purchase redeem or otherwise acquire any of its outstanding capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(w)          The Company has ownership or license or legal right to use all patents, copyrights, trade secrets, know-how, trademarks, trade names, customer lists, designs, manufacturing or other processes, computer software, systems, data compilation, research results or other proprietary rights used in the business of the Company or its subsidiaries (collectively “Intellectual Property”). All of such patents, registered trademarks and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other jurisdictions and have been maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and all such jurisdictions. The Company believes it has taken all reasonable steps required in accordance with sound business practice and business judgment to establish and preserve its and its subsidiaries’ ownership of all material Intellectual Property with respect to their products and technology. To the knowledge of the Company, there is no infringement of the Intellectual Property by any third party. To the knowledge of the Company, the present business, activities and products of the Company and its subsidiaries do not infringe any intellectual property of any other person. There is no proceeding charging the Company or its subsidiaries with infringement of any adversely held Intellectual Property has been filed and the Company is unaware of any facts which are reasonably likely to form a basis for any such proceeding. There are no proceedings that have been instituted or pending or, to the knowledge of the Company, threatened, which challenge the rights of the Company or its subsidiaries to the use of the Intellectual Property. The Intellectual Property owned by the Company and its subsidiaries, and to the knowledge of the Company, the Intellectual Property licensed to the Company and its subsidiaries, has not been adjudged invalid or unenforceable, in whole or in part. There is no pending or, to the knowledge of the Company, threatened proceeding by others challenging the validity or scope of any such Intellectual Property, and the Company is unaware of any facts which are reasonably likely to form a basis for any such claim. Each of the Company and its subsidiaries has the right to use, free and clear of material claims or rights of other persons, all of its customer lists, designs, computer software, systems, data compilations, and other information that are required for its products or its business as presently conducted. Neither the Company nor its subsidiaries is making unauthorized use of any confidential information or trade secrets of any person. The activities of any of the employees on behalf of the Company or of its subsidiaries do not violate any agreements or arrangements between such employees and third parties that are related to confidential information or trade secrets of third parties or that restrict any such employee’s engagement in business activity of any nature. Each former and current employee or consultant of the Company or its subsidiaries is a party to a written contract with the Company or its subsidiaries that assigns to the Company or its subsidiaries, or has received an employee handbook that requires an employee to assign, all rights to all inventions, improvements, discoveries and information relating to the Company or its subsidiaries, except for any failure to so do as would not reasonably be expected to result in a Company Material Adverse Effect. All licenses or other agreements under which (i) the Company or its subsidiaries employs rights in Intellectual Property, or (ii) the Company or its subsidiaries has granted rights to others in Intellectual Property owned or licensed by the Company or its subsidiaries are in full force and effect, and there is no default (and there exists no condition which, with the passage of time or otherwise, would constitute a default by the Company or such subsidiary) by the Company or its subsidiaries with respect thereto.

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(x)          The Company has filed all material federal, state, local and foreign income and franchise tax returns and have paid or accrued all taxes shown as due thereon, and except as set out in the SEC Filings, the Company has no knowledge of a tax deficiency which has been or might be asserted or threatened against it by any taxing jurisdiction, other than any deficiency which the Company is contesting in good faith and with respect to which adequate reserves for payment have been established.

(y)          The Company maintains and will continue to maintain insurance of the types and in the amounts that the Company reasonably believes are adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

(z)          On each Closing Date (as defined in Section 4(e) below), all material stock transfer or other taxes (other than income taxes) that are required to be paid in connection with the sale and transfer of the Bridge Notes will be, or will have been, fully paid or provided for by the Company and the Company will have complied in all material respects with all laws imposing such taxes.

(aa)         The Company (including its subsidiaries) is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, within the meaning of the Investment Company Act of 1940 and will not be deemed an “investment company” as a result of the transactions contemplated by the Offering.

(bb)         The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the operations of, the Company.

(cc)         The Company’s statements contained in its most recent Annual Report on Form 10-K for the year ended December 31, 2015 regarding its (i) disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Securities Exchange Act of 1934 (the “Exchange Act”)) and (ii) internal accounting controls were and continue to be accurate. The Company is not aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or its subsidiaries’ internal controls. Except as set forth in the Company’s SEC Filings, since December 31, 2015, there have been no changes that have materially affected, or are reasonably likely to materially affect, the Company’s or its subsidiaries’ internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses. There are no material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K), or any other relationships with unconsolidated entities (in which the Company or its control persons have an equity interest) that may have a material current or future effect on the Company’s or its subsidiaries’ financial condition, revenues or expenses, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources.

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(dd)         Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Bridge Notes, Placement Agent Warrants, or Placement Agent Warrant Shares.

(ee)         Except as set forth in the Company’s SEC Filings, the Company is in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(ff)         The Company is not a party to any collective bargaining agreement nor, to the Company’s knowledge, does it employ any member of a union. The Company believes that its relations with its employees are good. No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters. The Company and its subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(gg)         None of the Company, its subsidiaries or any executive officer of the Company (as defined in Rule 501(f) of Regulation D under the Securities Act) has taken and will not take any action designed to or that might reasonably be expected to cause or result in an unlawful manipulation of the price of the Common Stock to facilitate the sale or resale of the Bridge Notes, the Placement Agent Warrants or the Placement Agent Warrant Shares. The Company confirms that, to its knowledge, neither it nor any other person acting on its behalf has provided any of the potential investors in the Offering or their agent or counsel with any information that constitutes or might constitute material, non-public information. The Company understands and confirms that the potential investors in the Offering shall be relying on the foregoing representations in effecting transactions in securities of the Company.

(hh)         The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation or the laws of the jurisdiction of its formation which is or could become applicable to any potential investor as a result of the transactions contemplated by the Offering, including, without limitation, the Company’s issuance of the Bridge Notes and any potential investor’s ownership of the Bridge Notes. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of its capital stock or a change in control of the Company.

(ii)         The Company acknowledges that the Placement Agent, its Sub Agents, legal counsel to the Company and/or their respective affiliates, principals, representatives or employees may now or hereafter own shares of the Company.

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B.           Representations, Warranties and Covenants of Katalyst. Katalyst hereby represents and warrants to the Company that the following representations and warranties are true and correct as of the date of this Agreement:

(a)          Katalyst is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed and has all requisite corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

(b)          This Agreement has been duly authorized, executed and delivered by Katalyst, and upon due execution and delivery by the Company, this Agreement will be a valid and binding agreement of Katalyst enforceable against it in accordance with its terms, except as may be limited by principles of public policy and, as to enforceability, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditor’s rights from time to time in effect and subject to general equity principles.

(c)          Katalyst, and to its knowledge, each Sub Agent, if any, is a member of FINRA in good standing and are registered as a broker-dealer under the Exchange Act and under the securities acts of each state into which it is making offers or sales of the Bridge Notes. None of Katalyst or its affiliates, or any person acting on behalf of the foregoing, including any Sub-Agents (other than the Company, its or their affiliates or any person acting on its or their behalf, in respect of which no representation is made) has taken nor will it take any action that conflicts with the conditions and requirements of, or that would make unavailable with respect to the Offering, the exemption(s) from registration available pursuant to Rule 506(b) of Regulation D or Section 4(a)(2) of the Act, or knows of any reason why any such exemption would be otherwise unavailable to it. Katalyst will conduct the Offering in compliance with all applicable securities laws.

(d)          Katalyst agrees that it has not and will not directly or indirectly solicit offers for, or offer to sell, Bridge Notes (i) by means of general solicitation or advertising (as those terms are used in Regulation D) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

(e)          To Katalyst’s knowledge, and to the knowledge of each Sub Agent, if any, (i) there are no actions, suits, claims, hearings or proceedings pending before any court or governmental authority or threatened, against Katalyst, or any Sub-Agent, if any and (ii) neither Katalyst nor any Sub-Agent is in violation of any judgment, decree or order of any court or governmental body having jurisdiction over Katalyst nor any Sub-Agent Company.

(f)          Katalyst represents that neither it, nor to its knowledge any of its Sub Agents or any of its or their respective directors, executive officers, general partners, managing members or other officers participating in the Offering (each, a “Katalyst Covered Person” and, together, “Katalyst Covered Persons”), is subject to any of the “Bad Actor” Disqualification Event described in Rule 506(d)(1)(i) to (viii) under the Securities Act or has been involved in any matter which would be a Disqualification Event except for the fact that it occurred before September 23, 2013.

(g)          Katalyst will notify the Company promptly in writing of any Disqualification Event relating to any Katalyst Covered Person not previously disclosed to the Company in accordance with the prior section.

(h)          Katalyst is not aware of any person (other than any Katalyst Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Bridge Notes. Katalyst will promptly notify the Company of any agreement entered into between Katalyst and such person in connection with such sale.

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3.	Placement Agent Compensation.

(a)          In connection with the Offering, the Company will pay a cash fee (the “Placement Agent Cash Fee”) to the Placement Agent at each Closing (as defined in Section 4(e) below) equal to 10% of each Closing’s gross proceeds from any sale of Bridge Notes in the Offering. The Placement Agent Cash Fee shall be paid to the Placement Agent in cash by wire transfer from the escrow account established for the Offering, and as a condition to closing, simultaneous with the distribution of funds to the Company.

(b)          Subject to the closing of a Qualified Offering or Non-Qualified Offering, as such terms are defined in the Subscription Agreement, at the initial closing of a Qualified Offering or on September 1, 2016 in the case of a Non-Qualified Offering, the Company will deliver to the Placement Agent (or its designees), warrants (the “Placement Agent Warrants”) exercisable for a period of ten (10) years to purchase shares of the Common Stock equal, in the aggregate, to 10% of the number of Repayment Shares into which Bridge Notes sold in the Offering are issued at maturity upon a Qualified Offering or Non-Qualified Offering, as applicable, with an exercise price per share equal to the price per share at which payments in shares are made to subscribers in the Offering or, in the event of a Warrant Solicitation constituting an Equity or Equity Equivalent Offering which involves a Warrant Restructuring, the exercise price of the Placement Agent Warrants will reflect the Average Exercise Price, provided, however, that if the Bridge Notes are repaid in cash in full prior to the closing of a Qualified Offering or Non-Qualified Offering, under circumstances where payment in cash is permitted under the Subscription Documents, the Placement Agent shall not be entitled to any Placement Agent Warrants hereunder. To the extent permitted by applicable laws, all Placement Agent Warrants shall permit unencumbered transfer to the Placement Agent’s employees and affiliates and the Placement Agent Warrants may be issued directly to the Placement Agent’s employees and affiliates at the Placement Agent’s request. The Placement Agent Cash Fee and the Placement Agent Warrants are sometimes referred to collectively as the “Placement Agent Fees”. Registration rights shall apply to the Placement Agent Warrant Shares.

(c)          To the extent there is more than one Closing, payment of the proportional amount of the Placement Agent Cash Fees will be made out of the gross proceeds from any sale of Bridge Notes sold at each Closing. All cash compensation and Placement Agent Warrants (if and when issued) under this Agreement shall be paid directly by the Company to and in the name provided to the Company by the Placement Agent.

(d)          If, within 12 months of the First Closing, the Company completes a financing or similar transaction with a party introduced to the Company by the Placement Agent in connection with this Offering (a “Fee Tail Party”), the Placement Agent shall be entitled to receive a cash commission from the Company in an amount equal to 10% of the gross amount of the financing transaction with the Fee Tail Party, and if such financing transaction involves the issuance to the Fee Tail Party of equity securities or securities exercisable ,convertible or exchangeable for equity securities, a ten-year warrant to purchase the equivalent of 10% of the equity securities issued or issuable to the Fee Tail Party at the price per share paid or to be paid by the Fee Tail Party. Fee Tail Parties will include those current Company shareholders introduced to the Company by Intuitive Venture Partners, LLC (“Intuitive”) or the Placement Agent in the Company’s July 2014 private placement offering and any new persons introduced to the Company by Intuitive or the Placement Agent with respect to this Offering, and will expressly exclude any Company shareholder who invested prior to the July 31, 2014 private placement offering; provided, however, that such new persons shall not include any institutional investors unless such institutions also invested in the Company’s July 2014 private placement offering. Notwithstanding anything herein to the contrary, the Placement Agent agrees that any Placement Agent Warrants shall only be issued at such time and to the extent that such issuance would not trigger an anti-dilution adjustment under the warrants issued in connection with the Company’s July 2014 private placement offering.

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The Company acknowledges that some of the members of Intuitive are registered representatives registered with the Placement Agent, and may receive selling commissions and warrants pursuant to the terms of this Agreement

4.	Subscription and Closing Procedures.

(a)          The Company shall cause to be delivered to the Placement Agent copies of the Subscription Documents and has consented, and hereby consents, to the use of such copies for the purposes permitted by the Act and applicable securities laws and in accordance with the terms and conditions of this Agreement, and hereby authorizes the Placement Agent and its agents and employees to use the Subscription Documents in connection with the sale of the Bridge Notes until the earlier of (i) the Termination Date or (ii) the Final Closing (as defined in Section 4(e) below), and no person or entity is or will be authorized to give any information or make any representations other than those contained in the Subscription Documents or to use any offering materials other than those contained in the Subscription Documents in connection with the sale of the Bridge Notes, unless the Company first provides the Placement Agent with notification of such information, representations or offering materials.

(b)          The Company shall make available to the Placement Agent and its representatives such information, including, but not limited to, financial information, and other information regarding the Company (the “Information”), as may be reasonably requested in making a reasonable investigation of the Company and its affairs. The Company shall provide access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Company as shall be reasonably requested by the Placement Agent. The Company recognizes and agrees that the Placement Agent (i) will use and rely primarily on the Information and generally available information from recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

(c)          Each prospective purchaser will be required to complete and execute the Subscription Documents, Anti-Money Laundering Form, Accredited Investor Certification and other documents which will be forwarded or delivered to the Placement Agent at the Placement Agent’s offices at the address set forth in Section 12 hereof or to an address identified in the Subscription Documents.

(d)          Simultaneously with the delivery to the Placement Agent of the Subscription Documents, the subscriber’s check or other good funds will be forwarded directly by the subscriber to the escrow agent (the “Escrow Agent”) and deposited into a non interest bearing escrow account (the “Escrow Account”) established for such purpose. All such funds for subscriptions will be held in the Escrow Account pursuant to the terms of an escrow agreement among the Company, the Placement Agent and the Escrow Agent. The Company will pay all fees related to the establishment and maintenance of the Escrow Account. Subject to the receipt of subscriptions for the Minimum Amount, the Company will either accept or reject, for any or no reason, the Subscription Documents in a timely fashion and at each Closing will countersign the Subscription Documents and provide duplicate copies of such documents to the Placement Agent for distribution to the subscribers. The Company will give notice to the Placement Agent of its acceptance of each subscription. The Company, or the Placement Agent on the Company’s behalf, will promptly return to subscribers incomplete, improperly completed, improperly executed and rejected subscriptions and give notice thereof to the Placement Agent upon such return.

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(e)          If subscriptions for at least the Minimum Amount for Closing have been accepted prior to the Termination Date, the funds therefor have been collected by the Escrow Agent and all of the conditions set forth elsewhere in this Agreement are fulfilled, a closing shall be held promptly with respect to the Bridge Notes sold (the “First Closing”). Thereafter, the remaining Bridge Notes will continue to be offered and sold until the earlier of the Termination Date or the date that additional subscription amounts up to the Maximum Amount, plus any discretionary over-allotment amounts, have been collected by the Escrow Agent. Additional Closings (each a “Closing”, collectively “Closings” and the date of each such Closing, a “Closing Date”) may from time to time be conducted at times mutually agreed to between the Company and the Placement Agent with respect to additional Bridge Notes sold, with the final closing (“Final Closing”) to occur within 10 days after the earlier of the Termination Date and the date on which the Maximum Amount, plus any discretionary over-allotment amounts, have been subscribed for. Delivery of payment for the accepted subscriptions for the Bridge Notes from the funds held in the Escrow Account will be made at each Closing at the Placement Agent’s office against delivery of the Bridge Notes by the Company at the address set forth in Section 12 hereof (or at such other place as may be mutually agreed upon between the Company and the Placement Agent), net of amounts agreed upon by the parties herein, including, the Blue Sky counsel as of such Closing. The Bridge Notes will be issued after each Closing and will be forwarded to the subscriber directly by the Company or the Company’s transfer agent within seven (7) business days following each Closing. Executed certificates for the Placement Agent Warrants will be issued in such authorized denominations and registered in such names as the Placement Agent may request within seven (7) business days following the date when the Company is obligated to issue each of the Placement Agent Warrants.

(f)          If Subscription Documents for the Minimum Amount for Closing have not been received and accepted by the Company on or before the Termination Date for any reason, the Offering will be terminated, no Bridge Notes will be sold, and the Escrow Agent will, at the request of the Placement Agent, cause all monies received from subscribers for the Bridge Notes to be promptly returned to such subscribers without interest, penalty, expense or deduction.

5.	Further Covenants. The Company hereby covenants and agrees that:

(a)          Except upon prior notice to the Placement Agent, the Company shall not, at any time prior to the Final Closing, knowingly take any action which would cause any of the representations and warranties made by it in this Agreement not to be complete and correct in all material respects on and as of the date of each Closing with the same force and effect as if such representations and warranties had been made on and as of each such date (except to the extent any representation or warranty relates to an earlier date).

(b)          If, at any time prior to the Final Closing, any event shall occur that causes a Company Material Adverse Effect which as a result it becomes necessary to amend or supplement the Subscription Documents so that the representations and warranties herein remain true and correct in all material respects, or in case it shall be necessary to amend or supplement the Subscription Documents to comply with Regulation D or any other applicable securities laws or regulations, the Company will promptly notify the Placement Agent and shall, at its sole cost, prepare and furnish to the Placement Agent copies of appropriate amendments and/or supplements in such quantities as the Placement Agent may reasonably request. The Company will not at any time before the Final Closing prepare or use any amendment or supplement to the Subscription Documents of which the Placement Agent will not previously have been advised and furnished with a copy, or which is not in compliance in all material respects with the Act and other applicable securities laws. As soon as the Company is advised thereof, the Company will advise the Placement Agent and its counsel, and confirm the advice in writing, of any order preventing or suspending the use of the Subscription Documents, or the suspension of any exemption for such qualification or registration thereof for offering in any jurisdiction, or of the institution or threatened institution of any proceedings for any of such purposes, and the Company will use its commercially reasonable efforts to prevent the issuance of any such order and, if issued, to obtain as soon as reasonably possible the lifting thereof.

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(c)          The Company shall comply with the Act, the Exchange Act, the rules and regulations thereunder, all applicable state securities laws and the rules and regulations thereunder in the states in which the Company’s Blue Sky counsel has advised the Placement Agent and/or the Company that the Bridge Notes are qualified or registered for sale or exempt from such qualification or registration, so as to permit the continuance of the sales of the Bridge Notes, and will file or cause to be filed with the SEC, and shall promptly thereafter forward or cause to be forwarded to the Placement Agent, any and all reports on Form D as are required. The Company will reimburse Placement Agent’s counsel for reasonable attorney’s fees and out of pocket expenses related to the filings for registrations of sale or exemption from such qualifications with any state securities commissions and any other regulatory agencies, which shall be filed by Placement Agent’s counsel. Such fees will be in addition to any fees payable under Section 3 hereof and will be paid at the time of invoicing, or at the time of Closing, if known, and if not yet invoiced, funds will remain in escrow to cover the estimated invoice. The Company will pay the invoice or authorize release of the funds from escrow within five (5) days of receipt of invoice.

(d)          The Company shall place a legend on the certificates representing the Bridge Notes, Repayment Shares, Placement Agent Warrants, and Placement Agent Warrant Shares that the securities evidenced thereby have not been registered under the Act or applicable state securities laws, setting forth or referring to the applicable restrictions on transferability and sale of such securities under the Act and applicable state laws.

(e)          The Company shall apply the net proceeds from the sale of the Bridge Notes for the purposes set forth in the Subscription Documents. Except as set forth in the Subscription Documents or SEC Filings, the Company shall not use any of the net proceeds of the Offering to repay indebtedness to officers (other than accrued salaries incurred in the ordinary course of business or any presently existing severance obligations), directors (other than fees associated with service on the board of directors or committees thereof, or the Company’s Scientific Advisory Board), or stockholders of the Company without the prior written consent of the Placement Agent.

(f)          During the Offering Period, the Company shall afford each prospective purchaser of Bridge Notes the opportunity to ask questions of and receive answers from an officer of the Company concerning the terms and conditions of the Offering and the opportunity to obtain such other additional information necessary to verify the accuracy of the Subscription Documents to the extent the Company possesses such information or can acquire it without unreasonable expense.

(g)          Except with the prior written consent of the Placement Agent, the Company shall not, at any time prior to the earlier of the Final Closing or the Termination Date, except as contemplated by the Subscription Documents (i) engage in or commit to engage in any transaction outside the ordinary course of business as described in the Subscription Documents, (ii) issue, agree to issue or set aside for issuance any securities (debt or equity) or any rights to acquire any such securities, (iii) incur, outside the ordinary course of business, any material indebtedness, (iv) dispose of any material assets, (v) make any material acquisition or (vi) change its business or operations in any material respect; provided, however, that nothing herein shall prohibit the Company from (1) entering into collaboration and licensing arrangements with third parties, or (2) entering into arrangements for the disposition of the Company, including definitive merger and acquisition agreements and/or stock or asset purchase agreements related to the sale of all or substantially all of the Company’s assets, and/or commencing liquidation or bankruptcy proceedings on behalf of the Company, for which in the event of either (1) or (2) the prior written consent of the Placement Agent will not be required.

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(h)          Whether or not the transactions contemplated hereby are consummated, or this Agreement is terminated, the Company shall pay all reasonable expenses incurred in connection with the preparation and printing of all necessary offering documents and instruments related to the Offering and the issuance of the Bridge Notes, Repayment Shares, Placement Agent Warrants and Placement Agent Warrant Shares and will also pay for the Company’s expenses for accounting fees, legal fees, printing costs, and other costs involved with the Offering. The Company will provide at its own expense such quantities of the Subscription Documents and other documents and instruments relating to the Offering as the Placement Agent may reasonably request. The Company will pay at its own expense in connection with the creation, authorization, issuance, transfer and delivery of the Bridge Notes, including, without limitation, fees and expenses of any transfer agent or registrar; the fees and expenses of the Escrow Agent; all fees and expenses of legal, accounting and other advisers to the Company; the registration or qualification of the Bridge Notes for offer and sale under the securities or Blue Sky laws of such jurisdictions, payable within five (5) days of being invoiced. The Company will pay all such amounts, unless previously paid, at the First Closing, or, if there is no Closing, within ten (10) days after written request therefor following the Termination Date. In addition to any fees payable to the Placement Agent hereunder, the Company hereby agrees to pay the Placement Agent’s legal counsel’s fees in the amount of Fifty Thousand Dollars ($50,000) and the Placement Agent’s legal counsel’s reasonable out of pocket expenses related to the Bridge Note Offering (not to exceed $5,000 in the aggregate), which will be paid from the escrow account at the time of the First Closing and as a condition to Closing. Further, the Company agrees to pay the Placement Agent a $20,000 non-accountable expense allowance (other than expenses covered by Sections 8 and 9 of this Agreement). The Placement Agent’s legal counsel’s fees and expenses (the “Placement Agent’s Counsel Fees”) and the Placement Agent’s non-accountable expense allowance may be referred to collectively herein as the “Placement Agent Expenses”. This reimbursement obligation is in addition to the reimbursement of fees and expenses relating to attendance by the Placement Agent at proceedings or to indemnification and contribution as contemplated elsewhere in this agreement. In the event either Placement Agent’s personnel must attend or participate in judicial or other proceedings to which we are not a party relating to the subject matter of this agreement, the Company shall pay such Placement Agent an additional per diem payment of $750.00 per person, together with reimbursement of all reasonable out-of-pocket expenses and disbursements, including reasonable attorneys’ fees and disbursements incurred by it in respect of its preparation for and participation in such proceedings; provided, however, that the Company will not be liable in any such case to the extent that any proceeding resulted primarily from (i) an untrue statement or alleges untrue statement of a material fact made in the Subscription Documents, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, made solely in reliance upon and in conformity with written information furnished to the Company by the Placement Agent specifically for use in the Subscription Documents, (ii) any violation of law by the Placement Agent including the Act, state securities laws or any rules or regulations of FINRA, which does not result from a violation thereof by the Company or any of its respective affiliates or (iii) the Placement Agent’s willful misconduct or gross negligence.

(i)          On each Closing Date, the Company permits the Placement Agent to rely on any representations and warranties made by the Company to the investors and will cause its counsel to permit the Placement Agent to rely upon any opinion furnished to the investors in the Offering.

(j)          The Company will comply with all of its obligations and covenants set forth in its agreements with the investors in the Offering. If not filed on EDGAR, the Company will promptly deliver to the Placement Agent and their counsel copies of any and all filings with the SEC and each amendment or supplement thereto, as well as all prospectuses and free writing prospectuses, prior to the closing of the Offering and six months thereafter. The Placement Agent is authorized on behalf of the Company to use and distribute copies of any Subscription Documents, including Company’s SEC Filings in connection with the sale of the Bridge Notes as, and to the extent, permitted by federal and applicable state securities laws. The Company acknowledges and agrees that the Placement Agent will be relying, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and other information that is and will be furnished to them by the Company and the Company will be liable for any material misstatements or omissions contained therein.

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(k)          Following the First Closing, the Company shall endeavor to locate and appoint a qualified President and Chief Executive Officer with commercial drug development experience, which such appointment shall be subject to the reasonable approval of the Company’s full Board of Directors, and prior to the First Closing Dr. Tinkelenberg shall no longer serve as the Company’s President and CEO.

6.          Conditions of Placement Agent’s Obligations The obligations of the Placement Agent hereunder to affect a Closing are subject to the fulfillment, at or before each Closing, of the following additional conditions:

(a)          Each of the representations and warranties made by the Company shall be true and correct on each Closing Date.

(b)          The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required to be performed hereunder, and complied with by it at or before the Closing.

(c)          The Subscription Documents do not, and as of the date of any amendment or supplement thereto will not, include any untrue statement of a material fact relating to the Company or affiliated persons (including officers, directors, employees and subsidiaries) or omit to state any material fact relating to the Company or affiliated persons (including officers, directors, employees and subsidiaries) necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)          No order suspending the use of the Subscription Documents or enjoining the Offering or sale of the Bridge Notes shall have been issued, and no proceedings for that purpose or a similar purpose shall have been initiated or pending, or, to the best of the Company’s knowledge, be contemplated or threatened.

(e)          No holder of any of the Bridge Notes from the Offering will be subject to personal liability solely by reason of being such a holder, and except as described in the Subscription Documents or the Company’s SEC Filings, none of the Bridge Notes, Repayment Shares, Placement Agent Warrants, or Placement Agent Warrant Shares will be subject to preemptive or similar rights of any stockholder or security holder of the Company, or an adjustment under the antidilution or exercise rights of any holders of any outstanding shares of capital stock, membership units, options, warrants or other rights to acquire any securities of the Company.

(f)          There shall have been no material adverse change nor development involving a prospective change in the financial condition, operations or projects of the Company, except where such change would not have a Company Material Adverse Effect on the business activities, financial or otherwise, results of operations or prospects of the Company, taken individually or in the aggregate.

(g)          If requested, the Placement Agent shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, certifying, as to the fulfillment of the conditions set forth in subparagraphs (a), (b), (c), (d), (e) and (f) above.

(h)          The Company shall have delivered to the Placement Agent: (i) a good standing certificate dated as of a date within 10 days prior to the date of the First Closing from the secretary of state of its jurisdiction of incorporation and (ii) resolutions of the Company’s Board of Directors approving this Agreement and the transactions and agreements contemplated by this Agreement, and the Subscription Documents, all as certified by an executive officer of the Company.

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(i)          At each Closing, the Company shall have paid to the Placement Agent the Placement Agent Cash Fee in respect of all Bridge Notes sold at such Closing and (ii) paid all fees, costs and expenses as set forth in Section 5 hereof.

(j)          There shall have been delivered to the Placement Agent a signed opinion of counsel to the Company dated as of the initial Closing date.

(k)          All proceedings taken at or prior to the Closing in connection with the authorization, issuance and sale of the Bridge Notes will be reasonably satisfactory in form and substance to the Placement Agent and its counsel, and such counsel shall have been furnished with all such documents, certificates and opinions as it may reasonably request upon reasonable prior notice in connection with the transactions contemplated hereby.

(l)          The Company agrees and understands that this Agreement in no way constitutes a guarantee that the Offering will be successful. The Company acknowledges that the Company is ultimately responsible for the successful completion of a transaction.

7.          Conditions of the Company’s Obligations. The obligations of the Company hereunder are subject to the satisfaction of each of the following conditions:

(a)          The satisfaction or waiver of all conditions to Closing as set forth herein.

(b)          As of each Closing, each of the representations and warranties made by Placement Agent herein being true and correct as of the Closing Date for such Closing.

(c)          At each Closing, the Company shall have received the proceeds from the sale of the Bridge Notes that are part of such Closing less applicable Placement Agent Fees and other deductions contemplated by this Agreement.

(d)          At each Closing, the Company shall have received a copy of Subscription Documents signed by investors delivered by the Placement Agent.

7A.           Mutual Condition. The obligations of the Placement Agent and the Company hereunder are subject to the execution by each investor of a Subscription Agreement in form and substance acceptable to the Placement Agent and the Company and deposit by such investor with the Escrow Agent of all funds required to be so deposited by such investor.

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8.	Indemnification.

(a)          The Company will: (i) indemnify and hold harmless the Placement Agent, and its agents and their respective officers, directors, employees, agents, selected dealers and each person, if any, who controls the Placement Agent within the meaning of the Act and such agents (each a “Placement Agent Indemnitee” or a “Placement Agent Party”) against, and pay or reimburse each Placement Agent Indemnitee for, any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof (collectively, “Proceedings”)), joint or several (which will, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals), to which any Placement Agent Indemnitee may become subject (a) under the Act or otherwise, in connection with the offer and sale of the Bridge Notes and (b) as a result of the breach of any representation, warranty or covenant made by the Company herein or the failure of the Company to perform its obligations under the Agreement, regardless of whether such losses, claims, damages, liabilities or expenses shall result from any claim by any Indemnitee or by any third party; and (ii) reimburse each Placement Agent Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, action, proceeding or investigation; provided, however, that the Company will not be liable in any such case to the extent that any such claim, damage or liability is finally judicially determined to have resulted primarily from (A) an untrue statement or alleged untrue statement of a material fact made in the Subscription Documents, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, made solely in reliance upon and in conformity with written information furnished to the Company by the Placement Agent specifically for use in the Subscription Documents, (B) any violations by the Placement Agent of the Act, state securities laws or any rules or regulations of FINRA, which does not result from a violation thereof by the Company or any of its respective affiliates or (C) the Placement Agent’s willful misconduct or gross negligence. In addition to the foregoing agreement to indemnify and reimburse, the Company will indemnify and hold harmless each Placement Agent Indemnitee against any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof), joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals) to which any Placement Agent Indemnitee may become subject insofar as such costs, expenses, losses, claims, damages or liabilities arise out of or are based upon the claim of any person or entity that he or it is entitled to broker’s or finder’s fees from any Placement Agent Indemnitee in connection with the Offering as a result of the Company obligating itself or any Indemnitee to pay such a fee, other than fees due to the Placement Agent, its dealers, sub-agents or finders. The foregoing indemnity agreements will be in addition to any liability the Company may otherwise have. The Placement Agent Indemnitees are intended third party beneficiaries of this provision.

(b)          The Placement Agent will: (i) indemnify and hold harmless the Company, and its agents and their respective officers, directors, employees, agents, selected dealers and each person, if any, who controls the Company within the meaning of the Act and such agents (each a “Company Indemnitee” or a “Company Party”) against, and pay or reimburse each Company Indemnitee for, any and all losses, claims, damages, liabilities or expenses whatsoever (or Proceedings, joint or several (which will, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees and expenses, including appeals)), to which any Company Indemnitee may become subject (a) under the Act or otherwise, in connection with the offer and sale of the Bridge Notes and (b) which results from (x) any untrue statement or alleged untrue statement of any material fact contained in the Subscription Documents made in reliance upon and in conformity with information contained in the Subscription Documents relating to the Placement Agent, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in either case, if made or omitted in reliance upon and in conformity with written information furnished to the Company by the Placement Agent, specifically for use in the preparation thereof or (y) any violations by the Placement Agent of the Act or state of foreign securities laws which does not result from a violation thereof by the Company Indemnitees or any of their respective affiliates, and (ii) reimburse each Company Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, action, proceeding or investigation; provided, however, in no event (except in the event of gross negligence or willful misconduct by the Placement Agent to the extent and only to the extent if found in a final judgment by a court of competent jurisdiction) shall the Placement Agent’s indemnification obligation hereunder exceed the amount of Placement Agent Cash Fees actually received by the Placement Agent.

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(c)          Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, claim, proceeding or investigation (the “Action”), such indemnified party, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, will notify the indemnifying party of the commencement thereof, but the omission to so notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party under this Section 8 unless the indemnifying party has been substantially prejudiced by such omission. The indemnifying party will be entitled to participate in and, to the extent that it may wish, jointly with any other indemnifying party, to assume the defense thereof subject to the provisions herein stated, with counsel reasonably satisfactory to such indemnified party. The indemnified party will have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel will not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the Action with counsel reasonably satisfactory to the indemnified party, provided, however, that if the indemnified party shall be requested by the indemnifying party to participate in the defense thereof or shall have concluded in good faith and specifically notified the indemnifying party either that there may be specific defenses available to it that are different from or additional to those available to the indemnifying party or that such Action involves or could have a Company Material Adverse Effect upon it with respect to matters beyond the scope of the indemnity agreements contained in this Agreement, then the counsel representing it, to the extent made necessary by such defenses, shall have the right to direct such defenses of such Action on its behalf and in such case the reasonable fees and expenses of such counsel in connection with any such participation or defenses shall be paid by the indemnifying party. No settlement of any Action against an indemnified party will be made without the consent of the indemnifying party and the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed in light of all factors of importance to such party, and no indemnifying party shall be liable to indemnify any person for any settlement of any such claim effected without such indemnifying party’s consent. Notwithstanding the immediately proceeding sentence, if at any time an indemnified party requests the indemnifying party to reimburse the indemnified party for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this indemnity agreement, the indemnifying party will be liable for any settlement of any Proceedings effected without its written consent if (i) the proposed settlement is entered into more than 60 days after receipt by the indemnifying party of the request for reimbursement; (ii) the indemnifying party has not reimbursed the indemnified party within 60 days of such request for reimbursement for any amounts that have not been disputed in good faith by the indemnifying party, (iii) the indemnified party delivered written notice to the indemnifying party of its intention to settle and the failure to pay within such 60 day period, and (iv) the indemnifying party does not, within 30 days of receipt of the notice of the intention to settle and failure to pay, reimburse the indemnified party for such legal or other expenses (that have not been disputed in good faith by the indemnifying party) and object to the indemnified party’s seeking to settle such Proceedings.

9.          Contribution. To provide for just and equitable contribution, if: (i) an indemnified party makes a claim for indemnification pursuant to Section 8 hereof and it is finally determined, by a judgment, order or decree not subject to further appeal that such claims for indemnification may not be enforced, even though this Agreement expressly provides for indemnification in such case; or (ii) any indemnified or indemnifying party seeks contribution under the Act, the Exchange Act, or otherwise, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Placement Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Placement Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the Offering (before deducting expenses) received by the Company bear to the total Placement Agent Fees received by the Placement Agent. The relative fault, in the case of an untrue statement, alleged untrue statement, omission or alleged omission will be determined by, among other things, whether such statement, alleged statement, omission or alleged omission relates to information supplied by the Company or by the Placement Agent, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, alleged statement, omission or alleged omission. The Company and the Placement Agent agree that it would be unjust and inequitable if the respective obligations of the Company and the Placement Agent for contribution were determined by pro rata allocation of the aggregate losses, liabilities, claims, damages and expenses or by any other method or allocation that does not reflect the equitable considerations referred to in this Section 9. No person guilty of a fraudulent misrepresentation (within the meaning of Section 10(f) of the Act) will be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 9, each person, if any, who controls the Placement Agent within the meaning of the Act will have the same rights to contribution as the Placement Agent, and each person, if any, who controls the Company within the meaning of the Act will have the same rights to contribution as the Company, subject in each case to the provisions of this Section 9. Anything in this Section 9 to the contrary notwithstanding, no party will be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 9 is intended to supersede, to the extent permitted by law, any right to contribution under the Act, the Exchange Act or otherwise available.

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10.	Termination.

(a)          The Offering may be terminated by the Placement Agent at any time in the event that: (i) any of the representations, warranties or covenants of the Company contained herein or in the Subscription Documents shall prove to have been false or misleading in any material respect when actually made; (ii) the Company shall have failed to perform any of its material obligations hereunder or under any other Company Transaction Document or any other transaction document; (iii) there shall occur any event, within the control of the Company that is reasonably likely to materially and adversely affect the transactions contemplated hereunder or the ability of the Company to perform hereunder; or (iv) the Placement Agent determines that it is reasonably likely that any of the conditions to Closing to be fulfilled by the Company set forth herein will not, or cannot, be satisfied.

(b)          This Offering may be terminated by the Company at any time prior to the Termination Date in the event that (i) the Placement Agent shall have failed to perform any of its material obligations hereunder or (ii) on account of the Placement Agent’s fraud, illegal or willful misconduct or gross negligence. In the event of any termination by the Company, the Placement Agent shall be entitled to receive, on the Termination Date, all unpaid Placement Agent Fees earned or accrued through the Termination Date and payment of Placement Agent’s non-accountable expense allowance, but shall be entitled to no other amounts whatsoever except as may be due under any indemnity or contribution obligation for provided herein, at law or otherwise. On such Termination Date, the Company shall pay all such unpaid costs and expenses incurred by the Placement Agent in connection with the Offering, Placement Agent Counsel Fees provided above and all unpaid Blue Sky Fees and other expenses set forth in Section 5(i) hereof. In the event that the Company terminates the Offering pursuant to this Section 10(b), the provisions of Section 3(d) shall be null and void and the Placement Agent will not be entitled to any compensation thereunder.

(c)          This Offering may be terminated upon mutual agreement of the Company and the Placement Agent at any time prior to the expiration of the Offering Period.

(d)          Except as otherwise provided above, before any termination by the Placement Agent under Section 10(a) or by the Company under Section 10(b)(y) shall become effective, the terminating party shall give ten (10) day prior notice to the other party of its intention to terminate the Offering (the “Termination Notice”). The Termination Notice shall specify the grounds for the proposed termination. If the specified grounds for termination, or their resulting adverse effect on the transactions contemplated hereby, are curable, then the other party shall have five (5) days from the Termination Notice within which to remove such grounds or to eliminate all of their material adverse effects on the transactions contemplated hereby; otherwise, the Offering shall terminate.

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(e)          Upon any termination pursuant to this Section 10, the Placement Agent and the Company will instruct the Escrow Agent to cause all monies received with respect to the subscriptions for Bridge Notes not accepted by the Company to be promptly returned to such subscribers without interest, penalty or deduction.

11.	Survival.

(a)          The obligations of the parties to pay any costs and expenses hereunder and to provide indemnification and contribution as provided herein shall survive any termination hereunder. In addition, the provisions of Sections 3, and 8 through 20 shall survive the sale of the Bridge Notes or any termination of the Offering hereunder.

(b)          The respective indemnities, covenants, representations, warranties and other statements of the Company and the Placement Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of, and regardless of any access to information by the Company or the Placement Agent, or any of their officers or directors or any controlling person thereof, and will survive the sale of the Bridge Notes or any termination of the Offering hereunder. Notwithstanding the foregoing, if either party effects a Closing with knowledge that one or more of the other party’s representations and warranties has become untrue or inaccurate in any material respect or that such other party has failed to comply or satisfy in any material respect a covenant, condition or agreement of it or them, the party so effecting the Closing shall be deemed to have waived any claim based on the breach of such inaccurate representation and warranty or the failure to have complied with the specific covenant or condition.

12.         Notices. All notice and other communications hereunder which are required or permitted under this Agreement will be in writing and shall be deemed effectively given to a party by (a) the date of transmission if sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment if such notice or communication is delivered prior to 5:00 P.M., New York City time, on a business day, or the next business day after the date of transmission, if such notice or communication is delivered on a day that is not a business day or later than 5:00 P.M., New York City time, on any business day; (b) seven days after deposit with the United States Post Office, by certified mail, return receipt requested, first-class mail, postage prepaid; (c) on the date delivered, if delivered by hand or by messenger or overnight courier, addressee signature required (costs prepaid), to the addresses below or at such other address and/or to such other persons as shall have been furnished by the parties:

If to the Company:	Enumeral Biomedical Holdings, Inc.
200 Cambridge Park Drive, Suite 2000
Cambridge, MA 02140
Attention: General Counsel

With a copy to:	Duane Morris LLP
(which shall not constitute notice)	1540 Broadway
New York, NY 10036
Attention: Michael D. Schwamm, Esq.

If to Katalyst Securities LLC.	Katalyst Securities LLC
1330 Avenue of the Americas, 14th Floor
New York, NY 10019
Attention: Michael Silverman

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With a copy to:	CKR Law LLP
(which shall not constitute notice)	1330 Avenue of the Americas, 14th Floor
New York, NY 10019
Attention: Scott Rapfogel, Esq.

and

Barbara J. Glenns, Esq.
Law Office of Barbara J. Glenns, Esq.
30 Waterside Plaza, Suite 25G
New York, NY 10010

13.         Governing Law, Jurisdiction. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof.

THE PARTIES HERETO AGREE TO SUBMIT ALL CONTROVERSIES TO THE EXCLUSIVE JURISDICTION OF FINRA ARBITRATION IN ACCORDANCE WITH THE PROVISIONS SET FORTH BELOW AND UNDERSTAND THAT (A) ARBITRATION IS FINAL AND BINDING ON THE PARTIES, (B) THE PARTIES ARE WAIVING THEIR RIGHTS TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL, (C) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED AND DIFFERENT FROM COURT PROCEEDINGS, (D) THE ARBITRATOR’S AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULES BY ARBITRATORS IS STRICTLY LIMITED, (E) THE PANEL OF FINRA ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY, AND (F) ALL CONTROVERSIES WHICH MAY ARISE BETWEEN THE PARTIES CONCERNING THIS AGREEMENT SHALL BE DETERMINED BY ARBITRATION PURSUANT TO THE RULES THEN PERTAINING TO FINRA. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. JUDGMENT ON ANY AWARD OF ANY SUCH ARBITRATION MAY BE ENTERED IN ANY FEDERAL OR STATE COURT WITHIN THE STATE AND COUNTY OF NEW YORK. THE PARTIES AGREE THAT THE DETERMINATION OF THE ARBITRATORS SHALL BE BINDING AND CONCLUSIVE UPON THEM. THE PREVAILING PARTY, AS DETERMINED BY SUCH ARBITRATORS, IN A LEGAL PROCEEDING SHALL BE ENTITLED TO COLLECT ANY COSTS, DISBURSEMENTS AND REASONABLE ATTORNEY’S FEES FROM THE OTHER PARTY. PRIOR TO FILING AN ARBITRATION, THE PARTIES HEREBY AGREE THAT THEY WILL ATTEMPT TO RESOLVE THEIR DIFFERENCES FIRST BY SUBMITTING THE MATTER FOR RESOLUTION TO A MEDIATOR, ACCEPTABLE TO ALL PARTIES, AND WHOSE EXPENSES WILL BE BORNE EQUALLY BY ALL PARTIES. THE MEDIATION WILL BE HELD IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, ON AN EXPEDITED BASIS. IF THE PARTIES CANNOT SUCCESSFULLY RESOLVE THEIR DIFFERENCES THROUGH MEDIATION, THE MATTER WILL BE RESOLVED BY ARBITRATION. THE ARBITRATION SHALL TAKE PLACE IN THE COUNTY OF NEW YORK, THE STATE OF NEW YORK, ON AN EXPEDITED BASIS.

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14.         Miscellaneous.

(a)          No provision of this Agreement may be changed or terminated except by a writing signed by the party or parties to be charged therewith. Unless expressly so provided, no party to this Agreement will be liable for the performance of any other party’s obligations hereunder. Either party hereto may waive compliance by the other with any of the terms, provisions and conditions set forth herein; provided, however, that any such waiver shall be in writing specifically setting forth those provisions waived thereby. No such waiver shall be deemed to constitute or imply waiver of any other term, provision or condition of this Agreement. Neither party may assign its rights or obligations under this Agreement to any other person or entity without the prior written consent of the other party.

(b)          Each party shall, without payment of any additional consideration by any other party, at any time on or after the date of any Closings, take such further action and execute such other and further documents and instruments as the other party may reasonably request in order to provide the other party with the benefits of this Agreement.

(c)          The Parties to this Agreement each hereby confirm that they will cooperate with each other to the extent that it may become necessary to enter into any revisions or amendments to this Agreement, in the future to conform to any federal or state regulations as long as such revisions or amendments do not materially alter the obligations or benefits of either party under this Agreement.

15.         Entire Agreement; Severability. This Agreement together with the Confidentiality Agreement, dated as of April 11, 2016, between the Company and the Placement Agent any other agreement referred to herein supersedes all prior understandings and written or oral agreements between the parties with respect to the Offering and the subject matter hereof. If any portion of this Agreement shall be held invalid or unenforceable, then so far as is reasonable and possible (i) the remainder of this Agreement shall be considered valid and enforceable and (ii) effect shall be given to the intent manifested by the portion held invalid or unenforceable.

16.         Counterparts. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or in pdf format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or in pdf format shall be deemed to be their original signatures for all purposes.

17.         Announcement of Offering. The Placement Agent and its counsel and advisors may, subsequent to the Final Closing of any Offering, make public their involvement with the Company, including use of the Company’s trademarks and logos. The Placement Agent’s counsel and advisors are intended third party beneficiaries of this Section.

18.         Advice to the Board. The Company acknowledges that any advice given by the Placement Agent to the Company is solely for benefit and use of the Company’s board of directors and officers, who will make all decisions regarding whether and how to pursue any opportunity or transaction, including any potential Offering. The Company’s board of directors and management may consider such advice, but will also base their decisions on the advice of legal, tax and other business advisors and other factors which they consider appropriate. Accordingly, as an independent contractor, the Placement Agent will not assume the responsibilities of a fiduciary to the Company or its stockholders in connection with the performance of the services. Any advice provided may not be used, reproduced, disseminated, quoted or referred to without prior written consent of the providing party. The Placement Agent does not provide accounting, tax or legal advice. The Company is a sophisticated business enterprise that has retained the Placement Agent for the limited purposes set forth in this Agreement. The parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

Placement Agency Agreement	Page 26

19.         Other Investment Banking Services. The Company acknowledges that the Placement Agent and their affiliates are securities firms engaged in securities trading and brokerage activities and providing investment banking and financial advisory services. In the ordinary course of business, the Placement Agent and their affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in the Company’s debt or equity securities, its affiliates or other entities that may be involved in the transactions contemplated by this Agreement. In addition, the Placement Agent and their affiliates may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company or the Offering. The Company also acknowledges that the Placement Agent and their affiliates have no obligation to use in connection with this engagement or to furnish the Company, confidential information obtained from other companies. Furthermore, the Company acknowledges the Placement Agent may have fiduciary or other relationships whereby their or their affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or others with interests in respect of any Offering. The Company acknowledges that the Placement Agent or such affiliates may exercise such powers and otherwise perform our functions in connection with such fiduciary or other relationships without regard to the Placement Agent’s relationship to the Company hereunder. The Placement Agent acknowledges that the Company has a class of securities traded on the OTC Markets OTCQB marketplace and is subject to the restrictions imposed by Regulation FD under the Act. The Placement Agent agrees that (i) it will not use the Information for the purpose of trading in the Common Stock or any other securities, and will take all steps necessary to prevent use of the Information for such purpose by its subsidiaries and affiliates and all of their respective officers, directors, shareholders, employees, agents, advisors, other representatives, actual and prospective institutional lenders, and actual and prospective financing sources, including, without limitation, their respective accountants, attorneys and financial advisors, and (ii) it will not disclose such Information to any other party for the purpose of trading in the Common Stock.

20.         Successors. This Agreement shall inure to the benefit of and be binding upon the successors of the Placement Agent and of the Company (including any party that acquires the Company or all or substantially all of its assets or merges with the Company). Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and parties expressly referred to herein, any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision hereof. The term “successors” shall not include any purchaser of the Bridge Notes merely by reason of such purchase. No subrogee of a benefited party shall be entitled to any benefits hereunder. Each party hereto disclaims any an intention to impose any fiduciary obligation on any other party by virtue of the arrangements contemplated by this Agreement.

[Signatures on following page.]

Placement Agency Agreement	Page 27

If the foregoing is in accordance with your understanding of the agreement among the Company and the Placement Agent, kindly sign and return this Agreement, whereupon it will become a binding agreement as provided herein, between the Company and the Placement Agent in accordance with its terms.

This Agreement contains a predispute arbitration provision in paragraph 13.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

By:	/s/ Kevin G. Sarney
Name:	Kevin G. Sarney
Title:	Vice President of Finance, Chief Accounting Officer and Treasurer

KATALYST SECURITIES LLC

By:	/s/ Michael A. Silverman
Name:	Michael A. Silverman
Title:	Managing Director

Placement Agency Agreement

AGREEMENT TO EXTEND OFFERING PERIOD

Whereas, Enumeral Biomedical Holdings, Inc. (“ENUM”) and Katalyst Securities LLC (“Katalyst”) entered into that certain Placement Agency Agreement, dated June 21, 2016 (the “PAA”);

Whereas, pursuant to the PAA, ENUM engaged Katalyst to act as exclusive placement agent in connection with the private placement of 12% Senior Secured Promissory Notes of ENUM during an offering period that runs through July 22, 2016 but is subject to an extension of up to 15 additional days if agreed to by ENUM and Katalyst; and

Whereas, each of ENUM and Katalyst desire to extend the offering period through and including July 27, 2016.

Now therefore, it is hereby agreed by each of the undersigned that the offering period shall be extended until July 27, 2016.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Date: 20 July 2016	By:	/s/ Matthew A. Ebert
	Name:	Matthew A. Ebert
	Title:	General Counsel

KATALYST SECURITIES LLC

Date: 20 July 2016	By:	/s/ Michael Silverman
	Name:	Michael Silverman
	Title:	Managing Director

AGREEMENT TO EXTEND OFFERING PERIOD

Whereas, Enumeral Biomedical Holdings, Inc. (“ENUM”) and Katalyst Securities LLC (“Katalyst”) entered into that certain Placement Agency Agreement, dated June 21, 2016 (the “PAA”);

Whereas, pursuant to the PAA, ENUM engaged Katalyst to act as exclusive placement agent in connection with the private placement of 12% Senior Secured Promissory Notes of ENUM during an offering period that runs through July 22, 2016, but is subject to an extension of up to 15 additional days if agreed to by ENUM and Katalyst; and

Whereas, the offering period has previously been extended to July 27, 2016 and now each of ENUM and Katalyst desire to further extend the offering period through and including July 28, 2016.

Now therefore, it is hereby agreed by each of the undersigned that the offering period shall be extended until July 28, 2016.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Date: 26 July 2016	By:	/s/ Matthew A. Ebert
	Name:	Matthew A. Ebert
	Title:	General Counsel

KATALYST SECURITIES LLC

Date: 27 July 2016	By:	/s/ Michael Silverman
	Name:	Michael Silverman
	Title:	Managing Director